SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A)
OF THE SECURITIES EXCHANGE ACT OF 1934

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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

ASHLIN DEVELOPMENT CORPORATION

(Name of Registrant as Specified in Its Charter)

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(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ASHLIN DEVELOPMENT CORPORATION

4400 NORTH FEDERAL HIGHWAY, SUITE 210

BOCA RATON, FLORIDA 33431-5187

(561) 391-6196

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JULY 19, 2005

Notice is hereby given that the Annual Meeting of Shareholders of ASHLIN DEVELOPMENT CORPORATION, a Florida corporation (the “Company”), will be held at 9:00 A.M., Eastern Standard Time on Tuesday, July 19, 2005, at The Palm Beach Hilton, 150 Australian Avenue, West Palm Beach, Florida 33406 for the following purposes:

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To elect three (3) directors to serve until the next annual meeting or until their successors are duly elected and qualified;

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To authorize the increase of the Company’s shares outstanding to 150,000,000 shares of common stock and create 10,000,000 shares of blank check preferred stock; and

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To transact such other business as may properly be brought before the shareholders at the meeting or any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on June 6, 2005 as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof.

It is important that all shareholders be represented at the Annual Meeting. We urge you to sign and return the enclosed Proxy as promptly as possible, whether or not you plan to attend the meeting. The Proxy should be returned in the enclosed postage prepaid envelope. If you do attend the Annual Meeting, you may then withdraw your Proxy. The Proxy may be revoked at any time prior to its exercise.

By Order of the Board of Directors,

JAMES A. BROWN,
CHIEF EXECUTIVE OFFICER

Boca Raton, Florida

June 20, 2005

ASHLIN DEVELOPMENT CORPORATION

4400 NORTH FEDERAL HIGHWAY, SUITE 210

BOCA RATON, FLORIDA 33431-5187

(561) 391-6196

PROXY STATEMENT

JUNE 20, 2005

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 19, 2005

GENERAL INFORMATION

This Proxy Statement is furnished by the Board of Directors (the “Board of Directors”) of Ashlin Development Corporation, a Florida corporation (the “Company”), to the shareholders of the Company in connection with a solicitation of proxies for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 A.M. Eastern Standard Time on Tuesday, July 19, 2005, at The Palm Beach Hilton located at 150 Australian Avenue, West Palm Beach, Florida 33406 and at any and all adjournments thereof. This Proxy Statement and the accompanying materials are first being mailed to shareholders on or about June 22, 2005. The Company’s principal executive office is located at 4400 North Federal Highway, Suite 210, Boca Raton, Florida 33431-5187.

You may revoke the proxy at any time prior to its use by delivering a written notice to the Secretary of the Company, by executing a later-dated proxy or by attending the meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the meeting in accordance with the specifications made by you thereon, or, in the absence of such specifications for, the election of directors nominated herein for one year.

Holders of record of shares of common stock, par value $0.001 per share, (“Common Stock”) of the Company at the close of business on June 6, 2005, will be entitled to one vote per share. The Common Stock will be voted together as one class. On June 20, 2005, there are 4,552,813 outstanding shares of Common Stock of the Company. Other than the Common Stock, there are no other outstanding voting securities.

If a majority of the shares of our common stock outstanding on the record date is represented either in person or by proxy at the annual meeting, a quorum will be present at the annual meeting. Shares held by persons attending the annual meeting but not voting, and shares represented in person or by proxy and for which the holder has abstained from voting, will be counted as present at the annual meeting for purposes of determining the presence or absence of a quorum.

A broker who holds shares in nominee or “street name” for a customer who is the beneficial owner of those shares may be prohibited from giving a proxy to vote those shares on any proposal to be voted on at the annual meeting without specific instructions from such customer with respect to such proposal. Accordingly, if a broker receives voting instructions from a customer with respect to one or more, but not all, of the proposals to be voted on at the annual meeting, the shares beneficially owned by such customer will not constitute “votes cast” or shares “entitled to vote” with respect to any proposal for which the customer has not provided voting instructions to the broker. These so-called “broker non-votes” will be counted as present at the annual meeting for purposes of determining whether a quorum exists.

COMMUNICATION WITH BOARD OF DIRECTORS

Security holders can send communications to our Board of Directors by either telefax or regular mail at our headquarters. The correspondence should be addressed to Mr. Brown, the chairman of our board of directors. Mr. Brown will advise all the directors of any such correspondence.

Election of Directors; Increase the Authorized Number of Shares of Common Stock and Create Blank Check Preferred Stock . The affirmative vote of a plurality of the votes cast, either in person or by proxy, at the annual meeting is required for the election of the director nominees; and is required to increase the authorized number of shares of common stock and create blank check preferred stock. A properly executed proxy marked “withhold authority” for either proposal will not be voted with respect to such proposal indicated, although it will be counted for purposes of determining whether there is a quorum. Shareholders do not have the right to cumulate their votes for directors.

Other Items. In the event other items are properly brought before the annual meeting, the affirmative vote of a majority of the votes cast, either in person or by proxy, at the meeting will be required for approval. A properly executed proxy marked “abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

As of the record date, our directors and executive officers and their affiliates owned and were entitled to vote approximately 1,226,829 shares of our common stock, which represented approximately 26.9% of our common stock outstanding on that date. We currently anticipate that all of these persons will vote their and their affiliates’ shares in favor of the election of all of the nominees to the board of directors.

SHAREHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some shareholder proposals may be eligible for inclusion in our proxy statement for our 2006 annual meeting of shareholders. To be eligible for inclusion in our 2006 proxy statement, any such proposals must be delivered in writing to our Corporate Secretary at 4400 North Federal Highway, Suite 210, Boca Raton, Florida 33431 no later than January 15, 2006, and must meet the requirements of Rule 14a-8 under the Securities Exchange Act of 1934. The submission of a shareholder proposal does not guarantee that it will be included in our proxy statement. Notice of a shareholder’s proposal submitted for consideration at the annual meeting of shareholders, which is not submitted for inclusion in our proxy statement, will be considered untimely on April 15, 2006, and the persons named in the proxies solicited for the 2006 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the 4,552,813 shares of our common stock as of June 20, 2005 by (i) each person who is known by us to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock, (ii) each of our directors and executive officers, and (iii) all directors and officers as a group.

Title of Class	Name and Address (1) Of Beneficial Owner	Position	Number of Shares		Percent of Class(2)

Common	James A. Brown	Chief Executive Officer, Secretary and Chairman of the Board of Directors	720,000		15.6%

Common	Steven Pomerantz	Director	401,829	(3)	8.7%

Common	Theodore Alflen	Director	105,000	(3)	2.3%

Common	Christopher Tisi	5% Holder	416,788		9.0%

Common	All directors and officers as a group		1,226,829		26.6%

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(1)

The address of our executive officers and directors is the same as our address: 4400 Federal Highway, Suite 210 Boca Raton, Florida 33431.

(2)

Based on 4,607,813 outstanding shares consisting of the following: (i) 4,552,813 outstanding shares as of June 20, 2005, and, (ii) with respect to each holder of options exercisable, or notes convertible, within 60 days of June 20, 2005, the shares issuable under such instruments consisting of 50,000 shares to Mr. Pomerantz and 5,000 shares to Mr. Alflen.

(3)

Share ownership of the following persons includes shares subject to immediately exercisable options or options exercisable within 60 days of June 20, 2005, as follows: for Mr. Pomerantz - 50,000 shares, and for Mr. Alflen - 5,000 shares. Other than the options described in the previous sentence, all of our options terminated on January 28, 2005, the effective date of our Plan of Reorganization.

EXECUTIVE COMPENSATION

The following table provides a summary of cash and non-cash compensation for each of the last three fiscal years ended December 31, 2004, 2003 and 2002 received by each our chief executive officers and our other executive officers whose total annual salary and bonus exceeded $100,000 during fiscal year 2004 (each a “Named Officer” and collectively the “Named Officers”). No other executive officers were paid salary and bonus compensation by us which exceeded $100,000, during 2004.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name And Principal Position	Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)(3)	All Other Compensation ($)(4)
James A. Brown (5)	2004	27,817	—	—	—	59,000
Chairman of the Board,	2003	—	—	—	—	10,000
Chief Executive Officer and Secretary	2002	—	—	—	—	—
Christopher Tisi (5)	2004	157,793	76,813	—	50,000	—
Former President, Chief	2003	147,000	251,857	—	50,000	—
Executive Officer and Secretary	2002	164,983	7,249	—	50,000	—

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(1)

Payment of $32,578 of Christopher Tisi’s 2001 salary was deferred in 2001 and was paid during 2002 in twelve equal monthly installments.

(2)

The Named Officers did not receive any other annual compensation not categorized as salary or bonus except for perquisites and other personal benefits which in the aggregate did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for such Named Officer.

(3)

In each of 2002, 2003 and 2004, Mr. Tisi was granted options under our 1998 Stock Option Plan for the purchase of 50,000 shares of common stock. Such options were granted at the then current market value of the shares. All of these options terminated on January 28, 2005, the effective date of our Plan or Reorganization.

(4)

Prior to becoming our Chief Executive Officer, Mr. Brown received approximately $59,000 of consulting fees in 2004 in consideration of his services to the Company. Mr. Brown’s $10,000 of other compensation in 2003 represents the value of the 100,000 shares of our common stock when received by Mr. Brown on August 13, 2003.

(5)

Mr. Tisi assumed the position of Chief Executive Officer, Secretary and Interim Chairman of the Board on December 14, 2001. Mr. Tisi has served as President since October 1, 2000. Mr. Tisi resigned as an officer of the Company on September 26, 2004, and on such date Mr. Brown assumed the position of Chief Executive Officer and Secretary.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In February 2004, the Board expanded the role of our Chairman, James Brown. Mr. Brown, had to-date focused primarily on opportunities that would have strategically enhanced shareholder value. After February 2004, Mr. Brown had more day-to-day interaction in areas such as financial management and strategic direction. For these services, Mr. Brown’s compensation was increased in February 2004 from $3,000 per month to $8,000 per month through July 31, 2004. In connection with his assumption of the role of Chief Executive Officer, on September 26, 2004, Mr. Brown’s compensation was raised to $9,200 per month.

In July of 2003, our Board of Directions determined to consider strategic alternatives to either enhance or replace our nutraceutical business. The Board continued to assess what steps could be taken to realize greater value for our shareholders as the financial performance of our operating business declined in a very competitive market. The Board considered the possibility of acquiring additional businesses for stock and/or the sale of the Company or substantially all of our assets, including the ongoing possibility of such a sale to our former Chief Executive Officer and President, Christopher Tisi, or an entity controlled by him.

Reorganization filing

On October 15, 2004, we filed for reorganization under Chapter 11 of the federal bankruptcy laws. The Board based this decision primarily on the following factors:

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our loss of $773,788 for the nine months ended September 30, 2004,

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concern with respect to our continued dependence on Garden State Nutritionals’ informal extension of favorable payment terms to us to finance our operations,

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the increased cost of maintaining our status as a public company,

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the costs of defending the action brought against us in connection with our new CortiLess(R) product, and

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objections to our advertising by the National Advertising Division.

In connection with the Chapter 11 filing, we entered into an asset purchase agreement with TeeZee, Inc., which agreed to serve as the stand-by bidder to purchase our existing business. TeeZee, Inc. is a Florida-based company that was formed by Christopher Tisi, who was our employee at such time and was formerly our Chief Executive Officer and one of our directors.

Under the terms of the asset purchase agreement, TeeZee, Inc. offered to acquire substantially all of our assets in exchange for a total consideration of $2,285,000, consisting of a cash payment of $350,000 and the assumption of approximately $1,935,000 of our debt.

The consummation of the contemplated transaction was subject to approval of the bankruptcy court, satisfaction of various closing conditions and other terms and conditions, all as more specifically set forth in the asset purchase agreement. Competitive bidding was encouraged; i.e., other bidders were able to submit higher and better bids for consideration.

In September 2004, and prior to submitting his proposal, Mr. Tisi entered into an amendment to his employment contract with us which provided he would step down as Chief Executive Officer in order to consider making and facilitating the submission of his stand-by bid. Although Mr. Tisi was not to serve in any executive capacity with us under the terms of the agreement, he was to continue as our employee, and continue to assist us in conducting our operations.

At the same time Mr. Tisi entered into the amendment to his contract, James A. Brown, Chairman of the Board, was elected to serve as our Chief Executive Officer. In connection with becoming chief executive officer, Mr. Brown’s compensation was increased from $8,000 per month to $9,200 per month.

The amendment to the contract provided for a hiatus period through our emergence from reorganization. During that time, certain provisions of the contract were suspended. After the hiatus period, or upon the emergence from reorganization, the employment agreement was to be reinstated under the terms of the amendment.

Background

On November 26, 2003, we entered into an agreement with TeeZee, Inc. for the latter to buy substantially all of our assets, subject to approval by our shareholders, for $411,000 in cash and notes and the assumption of substantially all of our liabilities. Prior to entering into the definitive agreement, the Board of Directors considered strategic alternatives with particular attention to the risks associated with our diet-related nutraceuticals business and the increasingly challenging regulatory, legal and insurance environment for the nutraceuticals industry, and weighed them against the offer from TeeZee, Inc. and determined that, at that time, the proposed sale was in the best interests of our shareholders. The Board also hired an investment advisory firm, Capitalink, L.C., to render an opinion as to the fairness of the transaction from a financial point of view. Mr. Tisi subsequently informed us that based upon the expiration of his employment agreement on December 31, 2003, if the sale was not approved by our shareholders, he would terminate his employment with us. In February 2004, we restated our earnings for the third quarter of 2003, which lowered our reported earnings for the period. At that time, Mr. Tisi also told the Board he was willing to continue to serve as our Chief Executive Officer - subject to the execution of a definitive employment agreement – even if the Board decided not to accept his offer.

As a result of our earnings restatement, Capitalink rescinded its fairness opinion which was based in part on the third quarter results. As a result, on February 23, 2003, we terminated the agreement with TeeZee, Inc., which had left open its offer to purchase substantially all of our assets. The Board continued to review TeeZee’s offer in light of developments subsequent to the termination of the agreement. On April 22, 2004, the Board rejected the offer as not in the best interest of the shareholders. The Board primarily based its determination on the then current market value of our shares, then current operations, and Mr. Tisi’s recent agreement to stay with the company through December 31, 2005. The Board chose to afford itself more time to consider strategic alternatives. As described above, the Board has continued to consider strategic alternatives to increase shareholder value.

On April 9, 2004, Mr. Tisi had entered into a new two-year employment contract, effective as of January 1, 2004. The contract

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increased his base salary from $147,000 to $164,000;

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provided for a quarterly bonus of the sum of 5% of the increase in revenues compared to the comparable quarter for the prior year and 10% of net income. One third of the bonus is payable at the conclusion of the applicable quarter; one third is payable on the conclusion of the following quarter based on cumulative results for the year through the end of such quarter compared to the prior year’s year-to-date results, and one third is payable at year-end based on a comparison to the prior years’ results. Amounts paid in any quarter are not subject to refund;

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provided for the payment of the unpaid portion of his 2003 bonus ($162,271) and the incremental increase in his annual salary in 12 equal monthly installments beginning April 1, 2004;

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provided for an annual grant of options to purchase 50,000 shares of our common stock under the 1998 Stock Option Plan;

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provided for the payment of $275,000 in severance upon a change in our control if we terminate the employment agreement other than for cause, unless we enter into an agreement regarding his continued employment;

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provided that he will not compete with us for a one-year period after the termination of the contract (other than termination without cause) in the wholesale distribution of sales in the United States to retailers or intermediaries of products which directly or otherwise significantly compete with products sold or distributed by us.

On January 28, 2005 (the “Effective Date”), the U.S. Bankruptcy Court, Southern District of Florida, in Fort Lauderdale, Florida (the “Bankruptcy Court”) declared the Amended Plan of Reorganization (the “Plan”) of Ashlin Development Corporation, a Florida corporation (f/k/a Health & Nutrition Systems International, Inc.) (the “Company”) effective. As a result, Mr. James A. Brown, the Company’s Chief Executive Officer and the Chairman of the Board of its Board of Directors will be issued 300,000 shares of common stock of the Company (the “Shares”) in accordance with the terms of the Employment Agreement dated November 19, 2004, between the Company and Mr. Brown, which was subject to the effectiveness of the Plan (the “Employment Agreement”). The parties have agreed that the fair market value of the Shares as of the date of issuance is the closing price of the common stock on November 18, 2004 multiplied by the number of Shares (the “Issuance Value”). The Employment Agreement also provides that Mr. Brown will continue to serve as Chief Executive Officer of the Company until November 19, 2005 and will receive annual compensation of $86,200. The Company will have the right to repurchase the Shares at the Issuance Value if Mr. Brown leaves the Company prior to the expiration of the Employment Agreement, or in the event he is terminated for cause.

We entered into an employment agreement with Mr. Brown, which provides for:

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Salary of $9,200 per month until the 30th calendar day following our discharge from bankruptcy, and thereafter at a rate of $7,000 per month; and

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The issuance to Mr. Brown of 300,000 shares of our common stock having an agreed value on the date of issuance of $0.04 per share and $12,000 in the aggregate, which are shares subject to repurchase by us in the event Mr. Brown terminates his employment with us for any reason at any time prior to the first anniversary of the agreement, or his employment with us is terminated by us for cause.

On March 3, 2005, we entered into a letter agreement with James Brown, which provides for:

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The issuance of 320,000 shares of our common stock on March 3, 2005 having an aggregate value of $32,000 or $0.10 per share, the per share fair market value of our common stock on March 3, 2005, which are shares subject to repurchase by us in the event Mr. Brown terminates his employment with us for any reason at any time prior to the first anniversary of his employment agreement, or his employment with us is terminated by us for cause.

On September 24, 2004, we entered into a Second Amendment to Employment Agreement with Christopher Tisi, which provided a base salary of 10% less than his then current base salary during the period which began on September 26, 2004 and ended on January 25, 2005.

Mr. Tisi’s employment agreement, as amended, terminated effective January 25, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us under Rule 16a-3(e) of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 2004, we are not aware of any person that failed to file on a timely basis, as disclosed in the aforementioned forms, reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2004.

PROPOSALS FOR SHAREHOLDER APPROVAL

The following material sets forth two proposals. The current Board of Directors controls the voting of approximately 1,226,829 shares of Common Stock or 26.9% of the shares issued and outstanding and entitled to vote. The Directors intend to vote all of their shares in favor of each proposal.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, we will elect our new Board of Directors which will consist of our three current directors to hold office until the next annual meeting of our shareholders or until their respective successors are elected and qualified. It is intended that the proxies will be voted for the nominees set forth herein. The Board has unanimously approved the following three nominees, all of whom are members of the current Board: James A. Brown, Steven Pomerantz and Theodore Alflen as our directors.

If any nominees decline to serve or become unavailable for any reason, or if any vacancy occurs before the election (although the Company knows of no reason that this would occur), the proxies may be voted for such substitute nominees as the Company may designate.

The following sets forth certain information regarding each nominee for election as director of the Company:

JAMES A. BROWN has been our Chief Executive Officer and Secretary since September 2004 and, Chairman of the Board since May 2003. Mr. Brown served as Chairman of the Audit Committee from August 2003 through September 2004. Mr. Brown was the Chief Operating Officer of Private Investor Reserves Corp., a financial services firm, from May 2000 through 2004. From December 1998 to April 2000, Mr. Brown was the co-founder and Chief Executive Officer of A.S. Partners.com, Inc., an internet application service provider.

STEVEN POMERANTZ has been our director since 1994. Mr. Pomerantz has been the Chairman of our audit committee since October 2004. He has been the President of TDR Safety Products, a touch free, self-serve car wash, since 2002. From November 2000 to December 2001, Mr. Pomerantz was the Chairman of our Board and Treasurer, and he was our Chief Executive Officer from March 1998 until December 2001. He was our President from March 1998 until November 2000. From 1995 to March 1998, Mr. Pomerantz was our Vice President of Finance and Chief Operating Officer.

THEODORE ALFLEN has been our director since October 2000 and has been on our audit committee since August 2003. In March 1991, Mr. Alflen founded TCCD International Inc. and served as President from 1991 to present. TCCD manufactures and markets crystal deodorants. TCCD recently acquired Real Natural Products and the Moistic brand of all natural lip balms. Mr. Alflen has been in sales and marketing for over 29 years.

BOARD OF DIRECTORS MEETINGS

During the fiscal year ending December 31, 2004, there were six (6) Board of Directors meetings.

BOARD OF DIRECTORS COMMITTEES

During the year 2004, the board of directors had designated four committees: the audit committee, the compensation committee, the stock option committee, and the special committee. Information regarding the functions of the Board’s committees, their present membership and the number of meetings held by each committee during the 2004 fiscal year is described below.

Audit Committee – Meetings (3)

Function	Members
Recommends independent auditors	Steven Pomerantz
Reviews internal financial information	Theodore Alflen
Reviews report of audit and management letter
Participates in the determination of the adequacy of the internal accounting control
Reviews the results of audits with the independent auditors
Oversees quarterly and yearly reporting
Responsible for policies, procedures and other matters relating to business integrity, ethics and conflicts of interests

In 2003, the audit committee adopted a formal policy concerning the approval of audit and non-audit services to be provided to us by our independent auditors, Daszkal Bolton LLP. The policy requires that all services to be provided by Daszkal Bolton, including audit services and permitted audit-related and non-audit services, must be pre-approved by the audit committee. The audit committee approved all audit and non-audit services provided by Daszkal Bolton during 2004.

The Board of Directors has not adopted a charter for the Audit Committee.

Report of the Audit Committee

The following paragraphs constitute information required pursuant to paragraph (d)(3) of Item 7 of the Exchange Act Rules. In accordance with these rules, the information provided in this Proxy Statement shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission, or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act. This information shall also not be deemed to be incorporated by reference into any filings by us with the SEC, notwithstanding the incorporation of this Proxy Statement into any filings.

The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling our oversight responsibilities as the audit committee, we have reviewed and discussed the audited financial statements in the annual report with the other members of management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Committee held three (3) meetings during fiscal year 2004.

Acting as a Committee, we reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Committee by SAS 61. In addition, we have discussed with the independent auditors the auditors’ independence from management and the Company, and have received the written disclosures and the letter from the independent auditors required by the Independence Standards Board No. 1 (Independence Discussions with Audit Committees), as may be modified or supplemented, and have considered the compatibility of non audit services with the auditors’ independence.

We discussed with our independent auditors the overall scope and plans for their audit. We met with the independent auditors to discuss the results of their examination, their evaluation of the our internal controls, and the overall quality of the our financial reporting.

In reliance on the reviews and discussions referred to above, we recommended to the board of directors (and the board has approved) that the audited financial statements be included in our annual report on Form 10-KSB for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Committee and the board have not yet determined whether it will retain Daszkal Bolton as the independent auditors for the year ending December 31, 2005.

Compensation Committee – Meetings (4)

Function	Members
Review and approve compensation and benefits plans	Theodore Alflen
Establish and approve compensation of officers
The Board of Directors has not adopted a charter for the Compensation Committee.

The compensation committee did not hold any meetings during the last fiscal year ending December 31, 2004. During the fiscal year ending December 31, 2004, the Board of Directors, in its entirety, chose to act as the compensation committee. The Board of Directors reviewed the issue of compensation four times during the fiscal year ending December 31, 2004.

Stock Option Committee – Meetings (1)

Function	Members
Administers stock option plans	Steven Pomerantz

During the fiscal year ending December 31, 2004, the Board of Directors, in its entirety, chose to act as the stock option committee. The Board of Directors reviewed the issue of stock options only once during the fiscal year ending December 31, 2004.

Special Committee – Meetings (5)

Function	Members
Guidance to explore strategic alternatives	James A. Brown (Chairman)
Guidance through bankruptcy process	Steve Pomerantz
Theodore Alflen

Upon the resignation of Mr. Tisi from our Board of Directors in December 2003, the special committee ceased to meet and the members began meeting as the full Board of Directors

The special committee held five (5) meetings during the last fiscal year ending December 31, 2004.

Nominating Committee

In the second fiscal quarter of 2005, we established a nominating committee. The nominating committee consists of the entire Board of Directors, Messrs. Brown, Pomerantz and Alflen. Since the nominating committee was recently established, there were no meetings held during the last fiscal year ending December 31, 2004. Prior to the second fiscal quarter of 2005, the Board of Directors, in its entirety, chose to act as the nominating committee.

The nominating committee has established the following criteria for recommendation of future directors: (1) a financial expert to fill the position of financial expert on the audit committee, provided that the audit committee financial expert is not running for re-election, or the nominating committee has determined that the audit committee financial expert needs to be replaced; (2) prior experience as a board of director of a public company; (3) prior experience in the business that the company operates in. The above-stated criteria are guidelines for nominating future directors and the prospective directors need not have all or some of the above-stated requirements.

PROPOSAL TWO

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK AND CREATE BLANK CHECK PREFERRED STOCK

The Company’s articles of incorporation authorizes the maximum number of shares outstanding at any time shall be 30,000,000 shares of common stock, par value $0.001. The Company desires to increase the maximum number of shares outstanding at any time to 150,000,000 shares of common stock, par value $0.001. In addition, the Company intends to create 10,000,000 shares of blank check preferred stock.

The general purpose and effect of the amendment to the Company’s Articles of Incorporation is to increase the maximum authorized shares of the Company’s common stock and create the blank check preferred stock. The Board of Directors believes that it is prudent to have the increase of the maximum authorized shares of the Company’s common stock and creation of the blank check preferred stock available for general corporate purposes, including acquisitions, equity financings, stock dividends, stock splits or other recapitalizations, and grants of stock options. The Company currently has no arrangements or understandings for the issuance of additional shares of Common Stock, although opportunities for acquisitions and equity financings could arise at any time. If the Board of Directors deems it to be in the best interests of the Company and the Stockholders to issue additional shares of Common Stock in the future from authorized shares, the Board of Directors generally will not seek further authorization by vote of the Stockholders, unless such authorization is otherwise required by law or regulations.

The following is a statement of the designations, and powers, of preferences and rights, and the qualifications, limitations or restrictions with respect to our proposed blank check preferred stock. The shares of our blank check preferred stock may be issued in one or more series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. Authority is hereby expressly granted to our Board of Directors to fix, subject to the provisions herein set forth, before the issuance of any shares of a particular series. The number, designation, and relative rights, preferences and limitations of the shares of such series including (1) voting rights, if any, which may include the right to vote together as a single class with our common stock and any other series of the blank check preferred stock with the number of votes per share accorded to shares of such series being the same as or different from that accorded to such other shares, (2) the dividend rate per annum, if any, and the terms and conditions pertaining to dividends and whether such dividends shall be cumulative, (3) the amount or amounts payable upon such voluntary or involuntary liquidation, (4) the redemption price or prices, if any, and the terms and conditions of the redemption, (5) sinking fund provisions, if any for the redemption or purchase of such shares, (6) the terms and conditions on which such shares are convertible, in the event the shares are to have conversion rights, and (7) any other rights, preferences and limitations pertaining to such series which may be fixed by our Board of Directors pursuant to the Florida Business Corporation Act.

The issuance of blank check preferred stock will have a dilutive effect on holders of shares of our common stock since the blank check preferred stock convert into shares of our common stock.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Daszkal Bolton LLP (“DB”) has served as our independent auditors since July 12, 2000, and audited our financial statements for the year ended December 31, 2004. DB has been engaged by our audit committee to audit our financial statements for the year ended December 31, 2004. We had no disagreements with DB on accounting and financial disclosures. DB’s work on our audit for 2004 was performed by full time, permanent employees and partners of DB.

Representatives of DB will not be present at the annual meeting. However, any questions can be submitted and DB will respond to appropriate questions from shareholders in a reasonable time after the annual meeting.

The Securities and Exchange Commission’s final Rule on Auditor Independence requires us to make the following disclosures regarding the amount of fees billed by its independent auditors and the nature of the work for which these fees were billed:

PRINCIPAL ACCOUNTANT FEES AND SERVICES

For the fiscal years ended December 31, 2004 and 2003, the aggregate fees billed by Daszkal Bolton LLP (“DB”) were as follows:

Audit Fees

DB billed us approximately $39,000 and $28,000 for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2003 and 2004, respectively. DB billed us approximately $4,000 and $5,500 per quarter for the review of the financial statements included in our Quarterly Reports on Form 10-Q during fiscal 2003 and 2004, respectively.

Audit-Related Fees

We paid DB $12,146 for audit-related fees in connection with an SEC comment letter in 2004. DB did not bill us for audit-related fees for the years ended December 31, 2003, as no audit-related services were performed during such year.

Tax Fees

We paid DB $6,100 and $5,000 for tax fees for the years ended December 31, 2004 and 2003, respectively, for tax services performed during such years.

All Other Fees

Aggregate fees billed by DB for other services for the years ended December 31, 2004 and 2003, were $3,247 and $5,437, respectively.

ASHLIN DEVELOPMENT CORPORATION

Annual Meeting of Shareholders

July 19, 2005

9:00 A.M. E.S.T.

You May Vote by Mail

(see instructions on reverse side)

YOUR VOTE IS IMPORTANT

PROXY

ASHLIN DEVELOPMENT CORPORATION

This Proxy is Solicited on Behalf of the Board of Directors.

James A. Brown, Steven Pomerantz and Theodore Alflen with the power of substitution, are hereby authorized to represent the undersigned at the Annual Meeting of Shareholders of Ashlin Development Corporation to be held at The Palm Beach Hilton, 150 Australian Avenue, West Palm Beach, Florida 33406, on Tuesday, July 19, 2005, at 9:00 a.m., Eastern Standard Time, and to vote the number of shares which the undersigned would be entitled to vote if personally present on the matters listed on the reverse side hereof and in their discretion upon such other business as may properly come before the Annual Meeting and any and all adjournments thereof, all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, SIGN AND DATE THIS CARD IN THE SPACES ON THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[SEE REVERSE SIDE ]

☒ Please mark votes as in this sample.

PROPOSAL ONE:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RE-ELECTION OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS YOU DIRECT: IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED “FOR” THESE MATTERS.

1. To re-elect the following directors of the Company:

FOR

AGAINST

ABSTAIN

☐

☐

☐

(a) James A. Brown

☐

☐

☐

(b) Steven Pomerantz

☐

☐

☐

(c) Theodore Alflen

PROPOSAL TWO:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE INCREASE IN ITS AUTHORIZED SHARES OF COMMON STOCK TO 150,000,000 AND THE CREATION OF 10,000,000 SHARES OF BLANK CHECK PREFERRED STOCK. THIS PROXY WILL BE VOTED AS YOU DIRECT: IN THE ABSENCE OF SUCH DIRECTION, IT WILL BE VOTED “FOR” THESE MATTERS.

2. To increase the Company’s authorized shares of common stock to 150,000,000 shares and create 10,000,000 shares of Blank Check Preferred Stock.

FOR ☐

AGAINST ☐

  ABSTAIN ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign your name as it appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer.

Signature:	Date:

Signature:	Date: